EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116978 on Form S-8 of our report dated July 29, 2005 (October 28, 2005 as to the sixth paragraph of Note 17 and as to the effects of the restatement discussed in Note 18) (which report expresses an unqualified opinion and includes explanatory paragraphs that (i)such financial statements give retroactive effect to the consummated business combination of Republic Airways Holdings Inc. and Shuttle America Corporation on May 6, 2005, which was accounted for in a manner similar to a pooling of interests as discussed in paragraph two of Note 1 to the consolidated financial statements, (ii) substantially all revenues are derived from code-share agreements with US Airways, Inc., Delta Airlines, Inc., AMR Corp., the parent of American Airlines, Inc. and United Airlines, Inc., as discussed in paragraph eleven of note 1 to the consolidated financial statements, and (iii) such consolidated financial statements have been restated as discussed in Note 18 to the consolidated financial statements) relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in the Annual Report on Form 10-K/A of Republic Airways Holdings Inc. for the year ended December 31, 2004 under the Securities Exchange Act of 1934 .

/s/ DELOITTE & TOUCHE LLP

Indianapolis, IN

November 3, 2005